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                                                                    EXHIBIT 12.1

     STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                                                                       NINE MONTHS
                                                                                                -------------------------
                                           1996       1997       1998       1999       2000       2000            2001
                                         --------   --------   --------   --------   --------   --------        ---------
EARNINGS
Net Income (Loss) Before Income Tax....   (55,263)   (22,040)    (7,811)    36,370    (96,723)   (30,867)        (199,523)
Plus Fixed Charges.....................    45,466     49,183     44,738     44,223     34,833     26,330           28,347
Minus: Capitalized Interest............    (1,100)      (500)      (400)        --       (200)       (60)              --
                                         --------   --------   --------   --------   --------   --------        ---------
EARNINGS...............................   (10,897)   (26,643)    36,527     80,593    (62,090)    (4,497)        (171,176)
FIXED CHARGES
Interest Expense.......................    44,366     48,683     44,338     44,223     34,633     26,270           28,347
Plus: Capitalized Interest.............     1,100        500        400         --        200         60               --
                                         --------   --------   --------   --------   --------   --------        ---------
FIXED CHARGES..........................    45,466     49,183     44,738     44,223     34,833     26,330           28,347
Ratio of Earnings to fixed charges.....     (0.24)      0.54       0.82       1.82      (1.78)     (0.17)           (6.04)
Shortfall..............................    56,363     22,540      8,211         --     96,923     30,927          199,523
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